EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Sherlyn Manson (816) 713-6230
slmanson@farmland.com

Farmland Files For Protection Under Chapter 11
Business operations maintained as financial reorganization pursued

KANSAS CITY, Mo. (May 31, 2002)-- Spurred by continued adverse market conditions in the nitrogen fertilizer business and recent increases in cash demands, Farmland Industries, Inc. today announced it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Farmland will maintain its current business operations while it continues ongoing efforts to reposition the company to support its core businesses. Meanwhile, the company plans to continue to grow its successful foods businesses; pursue the sale of non-strategic assets; further reduce debt; and seek additional ways to cut costs. The company will reduce its workforce as it reorganizes and repositions assets.

Farmland President and CEO Bob Terry said, "This was a difficult decision for us. Our farmer-owned roots run deep, making Farmland a company with an independent streak and a strong work ethic. We fought to pull ourselves through this time of tight liquidity. Regrettably, we were unable to overcome one significant challenge—aggressive early redemption demands from our subordinated debt holders. This activity drained our cash liquidity and was expected to continue indefinitely. Our banks were hesitant to continue lending in the face of ongoing redemption payments to subordinate creditors."

Farmland has secured a debtor-in-possession (DIP) financing facility from a group of leading financial institutions led by Deutsche Bank. This financing will be used to supplement the company's existing cash flow during the reorganization process and ensures post-petition payment of payroll and benefits, payments to vendors and producers, as well as other normal operating costs.

Terry said Farmland will continue business operations, including buying hogs from its producer-owners and supplying Farmland Foods retail and foodservice customers with high-quality, wholesome meat products.

Farmland's Refrigerated Foods businesses have reported strong performance, with earnings in the first half of fiscal 2002 more than double the same period last year, while its fertilizer business has continued to struggle.

"We are processing and selling more branded meat products than ever before, as Farmland Foods continues to make gains in both market share and earnings. Consumers will continue to see Farmland(Registered Trademark) branded products in their grocer's meat case and on restaurant menus. We value their support in choosing the Farmland brand today more than ever," Terry added.

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While Farmland reduced its debt by more than $500 million in the last 18 months, a high debt-to-equity ratio incurred in a period of expansion in the 1990s has been difficult to overcome. Continued losses in the company's Crop Production businesses, coupled with planned maintenance on its Coffeyville, Kan., refinery, significantly hampered cash flow through the spring season, leading the company to state in its quarterly filing with the Securities and Exchange Commission that seeking protection from creditors was an option if conditions did not improve. This led to increased cash demands, including demands for early redemptions of subordinated debt, which the company was unable to satisfy.

Farmland's subordinated debt program, a steady source of financing for the company since 1948, currently provides $570 million in debt financing to the company. The bonds are held by approximately 20,000 individuals who purchased the securities through licensed dealers. Because the company currently is unable to sell new subordinated debt, the early redemption activity greatly aggravated Farmland's liquidity issues.

Farmland Industries holds an ownership position in several business entities that are not included in this action because their operations and financing are handled separately. They include: Farmland National Beef Packing Company L.P., the nation's fourth largest beef packer; Agriliance, a fertilizer marketing joint venture with CHS Cooperatives and Land O'Lakes; Land O'Lakes Farmland Feed, an animal feed joint venture with Land O'Lakes. ADM-Farmland, a grain marketing company formed one year ago, is also a separate company not included in this action.

Terry said Farmland's strong brand equity and leadership in the meat business, coupled with its $2 billion asset base and the support of 600,000 farmer-owners, are strengths that will help ensure Farmland emerges as a stronger company.

"Farmland has overcome a number of obstacles in our 73-year history. This step will enable us to meet today's challenges as well, as we structure a long-term strategy that addresses our financial obligations and sets the course for a stronger Farmland," Terry said.

Farmland has also named company veteran Steve Rhodes as Executive Vice President and Chief Financial Officer. Rhodes, 48, has been with Farmland and the cooperative system since 1979, most recently serving as Farmland Industries Vice President and Controller. Rhodes earned a bachelor's degree in accounting from Northwest Missouri State University, Maryville, Mo., and a master's degree in business administration from Rockhurst College, Kansas City, Mo. Rhodes replaces John F. Berardi who has left the company.

The company filed its voluntary petition in the U.S. Bankruptcy Court in the Western District of Missouri, located in Kansas City, Mo.

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Farmland Industries, Inc., Kansas City, Mo., (www.farmland.com) is a diversified farmer-owned cooperative with an asset base of more than $2 billion. Focused on meeting the needs of its local cooperative- and farmer-owners, Farmland and its joint venture partners supply local cooperatives with agricultural inputs, such as crop nutrients, crop protection products, and animal feeds. As part of its farm-to-table mission, Farmland adds value to its farmer- owners' grain and livestock by processing and marketing high-quality grain, pork, beef, and catfish products throughout the United States and around the world.